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                                                                  Exhibit (j)(1)

                              [Dechert Letterhead]


April 30, 2004


VIA EDGAR

ING VP Natural Resources Trust
7337 E. Doubletree Ranch Road
Scottsdale, AZ 84258

Re: ING VP Natural Resources Trust
    (File No. 033-26116 and 811-5710)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 19 to the Registration Statement of INC VP Natural Resources Trust. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,



/s/ Dechert LLP
Dechert LLP